EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Investor Relations
Irvine Sensors Corporation
714-444-8718
investorrelations@irvine-sensors.com

FOR IMMEDIATE RELEASE

IRVINE SENSORS RELEASES MID-FISCAL YEAR RESULTS

COSTA MESA, CALIFORNIA — May 6, 2003 — Irvine Sensors Corporation (NASDAQ: IRSN, Boston Stock Exchange: ISC) today reported operating results for the company’s second fiscal 2003 quarter and first fiscal half, the 13 and 26-week periods ended March 30, 2003.

Total revenues for the 13-week period ended March 30, 2003 were $2,487,500, an increase of approximately 8% from the $2,301,100 in total revenues realized in last year’s second fiscal quarter. Total revenues for the 26-week period ended March 30, 2003 were $7,684,500, up approximately 60% from $4,798,600 for the comparable 26 weeks of fiscal 2002. The improvement in total revenue was due to increased contract research and development revenue in both the 13-week and 26-week periods of fiscal 2003. A net loss of $2,027,700 was incurred for the 13-week period ended March 30, 2003, approximately 38% more than the $1,466,300 loss for the comparable 13-week period of 2002, reflecting delays in new contracts received too late to generate revenues and absorb expenses in the second fiscal quarter. However, the net loss for the 26-week period ended March 30, 2003 was $2,721,400 as compared to a net loss of $3,675,700 for the 26-week period ended March 31, 2002, representing an improvement of approximately 26% for the first half of fiscal 2003 as compared to the first half of fiscal 2002.

Irvine Sensors Corporation (www.irvine-sensors.com) and its subsidiaries, headquartered in Costa Mesa, California, are primarily engaged in the development and production of high-density electronics, image processing and sensing devices, and low power integrated circuits which are intended to have broad applications in military and commercial systems.

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IRVINE SENSORS CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	13 Weeks Ended		26 Weeks Ended

	March 30,	March 31,	March 30,	March 31,
	2003	2002	2003	2002

Revenues:
Contract research and development revenue	$1,620,300	$1,121,600	$6,200,900	$2,742,800
Product sales	848,200	1,179,500	1,447,500	2,050,200
Other revenue	19,000	—	36,100	5,600

Total revenues	2,487,500	2,301,100	7,684,500	4,798,600

Cost and expenses:
Cost of contract revenue	1,506,700	784,800	5,128,000	2,046,000
Cost of product sales	753,800	975,700	1,360,400	1,698,300
General and administrative expense	1,535,700	1,677,500	3,047,100	3,686,000
Research and development expense	644,100	336,000	739,200	1,072,400

	4,440,300	3,774,000	10,274,700	8,502,700

Loss from operations	(1,952,800)	(1,472,900)	(2,590,200)	(3,704,100)
Interest expense	(66,400)	(17,200)	(117,900)	(28,800)
Other expense	—	—	(5,800)	—
Interest and other income	—	3,800	4,700	6,800

Loss before minority interest and provision for income taxes	(2,019,200)	(1,486,300)	(2,709,200)	(3,726,100)
Minority interest in loss of subsidiaries	(4,300)	35,200	1,900	70,400
Provision for income taxes	(4,200)	(15,200)	(14,100)	(20,000)

Net loss	$(2,027,700)	$(1,466,300)	$(2,721,400)	$(3,675,700)

Basic and diluted net loss per common share	$(0.28)	$(0.28)	$(0.49)	$(0.75)

Weighted average number of common shares outstanding	7,614,700	5,319,600	7,410,600	4,911,300